Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

bluebird bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(r)	23,000,000(1)	$6.00	$138,000,000.00	0.00011020	$15,207.60(2)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—		—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$138,000,000.00		$15,207.60

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$15,207.60

(1)	The amount registered includes shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.
(2)	The registration fee relates to the Registration Statement on Form S-3ASR (File No. 333-236489) filed by the Registrant on February 18, 2020.